SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AVATAR HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AVATAR
HOLDINGS INC.
201 Alhambra Circle
Coral Gables, Florida 33134
(305) 442-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 25, 2004

To the Stockholders of Avatar Holdings Inc.:

       The Annual Meeting of Stockholders of Avatar Holdings Inc. will be held at the Hyatt Regency Coral Gables, 50 Alhambra Plaza, Coral Gables, Florida on May 25, 2004, at 10:00 a.m. local time, for the following purposes:

      1. To elect ten directors.

2.	To approve the appointment of Ernst & Young LLP, independent accountants, to act as auditors for Avatar for the year ending December 31, 2004.

3.	To transact such other business as properly may come before the meeting, or any adjournment or adjournments thereof.

      The Board of Directors has fixed the close of business on April 2, 2004 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.

      Please mark your proxy if you wish to attend the Annual Meeting in order that adequate preparations may be made. A meeting attendance card will be mailed promptly to you to facilitate your attendance.

      WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE
POSTAGE-PREPAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON IF YOU WISH.

By Order of the Board of Directors,

Juanita I. Kerrigan
Vice President and Secretary

Dated: April 23, 2004.

AVATAR HOLDINGS INC., 201 ALHAMBRA CIRCLE, CORAL GABLES, FLORIDA 33134 (305) 442-7000

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 25, 2004

       This Proxy Statement and the enclosed form of proxy are furnished to the stockholders of Avatar Holdings Inc., a Delaware corporation (“Avatar”), in connection with the solicitation of proxies by and on behalf of the Board of Directors of Avatar for use at the Annual Meeting of Stockholders to be held at the place and time and for the purposes set forth in the annexed Notice of Annual Meeting of Stockholders.

VOTING RIGHTS AND PROXY INFORMATION

Record Date; Voting Rights

       Pursuant to the By-Laws of Avatar, the Board of Directors has fixed the close of business on April 2, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

      At the close of business on April 2, 2004, 8,251,386 shares of Common Stock, $1.00 par value, of Avatar (“Common Stock”), which constitutes the only class of voting securities of Avatar, were outstanding and entitled to vote. For each share of Common Stock held of record as of the close of business on April 2, 2004, stockholders are entitled to one vote, except in regard to the election of directors, for which there will be cumulative voting as described under the heading “Election of Directors.” In accordance with Avatar’s By-Laws, the holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Proxies

       When a proxy is received, properly executed, in time for the Annual Meeting, the shares represented thereby will be voted at the meeting as directed. If no such direction is specified, such shares will be voted: (1) FOR the election as directors of Avatar the ten nominees named therein; (2) FOR approval of the appointment of Ernst & Young LLP, independent accountants, as auditors of Avatar for the year ending December 31, 2004; and (3) in connection with the transaction of such other business as properly may come before the meeting in accordance with the judgment of the person or persons voting the proxy. Any stockholder who executes a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of Avatar. In addition, a stockholder who attends the meeting may vote in person, thereby cancelling any proxy previously given by such stockholder.

      Nominees for director will be elected by a plurality of the votes cast at the Annual Meeting by the holders of Common Stock present in person or by proxy and entitled to notice of, and to vote at, the Annual Meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the stockholder withheld authority to vote for such nominee(s) (including broker non-votes) will not be counted toward such nominee’s achievement of a plurality.

      The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to notice of, and to vote at, the Annual Meeting is necessary to ratify the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2004. Abstentions will have the same effect as votes against such proposals because the shares are considered present at the meeting but are not affirmative votes, and broker non-votes will not be counted in respect of the proposal.

      This proxy statement and the form of proxy enclosed herewith, and the accompanying Annual Report of Avatar for the fiscal year ended December 31, 2003, including financial statements, were first mailed to stockholders of record as of the close of business on April 2, on or about April 23, 2004.

      If you plan to attend the meeting, please mark the box provided on your proxy card so that we may send you an attendance card. Stockholders who have beneficial ownership of Common Stock that is held by a bank or broker should bring account statements or letters from their banks or brokers indicating that they owned Avatar Common Stock as of April 2, 2004. Stockholders also may obtain an attendance card by submitting a written request to the Secretary of Avatar.

PRINCIPAL STOCKHOLDERS AND SECURITY

OWNERSHIP OF MANAGEMENT

Principal Stockholders

       The following table sets forth, as of April 2, 2004, information with respect to each person or entity known by the Board of Directors to be the beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated, all shares are owned directly.

		Amount and
		Nature of
		Beneficial		Percent of
Name of Beneficial Owner	Address of Beneficial Owner	Ownership		Class

ODAV LLC	280 Park Ave. New York, NY 10017	2,107,763	(1)(2)	25.54%

Private Capital Management, L.P.	8889 Pelican Bay Blvd. #500 Naples, FL 34108	1,501,243	(3)	18.19%

Sterling Capital Management LLC	Two Morrocroft Centre 4064 Colony Road, Suite 300 Charlotte, NC 28211	694,885	(4)	8.42%

The Estate of Leon Levy	280 Park Ave. New York, NY 10017	706,426	(5)	8.56%

Third Avenue Management LLC	767 Third Avenue New York, NY 10017	864,915	(6)	10.48%

     (1) Does not include shares owned by Jack Nash, who is Chairman of the Board and a member of the Executive Committee of Avatar and is sole member of Jack Nash LLC, a managing member of ODAV LLC, a Delaware limited liability company (“Odav”), formed in September 2003 to hold the Avatar Common Stock owned by Odyssey Partners, L.P. Jack Nash, the sole member of Jack Nash LLC, has the sole power to vote, direct the voting of, dispose of and direct the disposition of the shares of Common Stock beneficially owned by Odav and, accordingly, may be deemed to own beneficially the Common Stock owned by Odav. Each of Jack Nash and Joshua Nash, sole member of Joshua Nash II LLC, a managing member of Odav, has expressly disclaimed any such beneficial ownership (within the meaning of Exchange Act Rule 13d-3(d)(1)) which exceeds the proportionate interest in the Common Stock which he may be deemed to own as a member of Odav. Avatar has been advised that no other person exercises (or may be deemed to exercise) any voting or investment control over the Common Stock owned by Odav. Jack Nash’s ownership of Common Stock is indicated in the table included in “Security Ownership of Management.”

     (2) By virtue of its present Common Stock ownership, Odav may be deemed to be a “control” person of Avatar within the meaning of that term as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

     (3) Based upon information set forth in Amendment No. 3 to Schedule 13G, dated February 13, 2004, filed by Private Capital Management, L.P. (“Private Capital”) (a registered investment adviser), the aggregate amount beneficially owned is 1,501,243 shares, of which 1,497,243 shares are held for the benefit of various clients; the CEO and the President of Private Capital share voting and dispositive power with respect to shares managed by Private Capital; and beneficial ownership of such shares is disclaimed.

     (4) Does not include shares owned by Eduardo A. Brea, who is a Director of Avatar and is a Partner and Managing Director of Sterling Capital Management LLC (“Sterling Capital”). Mr. Brea’s ownership is indicated in the table included in “Security Ownership of Management.” The information as to shares of Common Stock was furnished to Avatar by Sterling Capital (a registered investment adviser), which disclaims beneficial ownership of such shares. Based upon information set forth in Amendment No. 4 to Schedule 13G, filed on January 9, 2004, by Sterling Capital, its managing member, Sterling MGT,

Inc., and its five individual controlling shareholders, such shares are held for the benefit of various clients; and Sterling Capital shares voting and dispositive power with its managing member and controlling shareholders.

     (5) Information as to shares beneficially owned is based upon Amendment No. 1 to Schedule 13G, dated February 3, 2004, filed by The Estate of Leon Levy.

     (6) Based upon information set forth in Amendment No. 3 to Schedule 13G, dated January 9, 2004, Third Avenue Management LLC (“TAM”) (a registered investment adviser) is deemed to beneficially own 864,915 shares on behalf of investment advisory clients. TAM has sole voting power with respect to 768,115 shares and sole dispositive power with respect to 864,915 shares.

Security Ownership of Management

       The following table sets forth, as of April 2, 2004, information with respect to the outstanding shares of Common Stock owned beneficially by each present director, nominee for director, each of the Named Executive Officers identified herein under the caption “Summary Compensation Table,” and all present directors and executive officers of Avatar as a group. Except as otherwise indicated, all shares are owned directly.

	Amount and Nature of		Percent of
Name or Group	Beneficial Ownership(1)(2)		Class(2)

Eduardo A. Brea	5,257	(3)	*
Milton Dresner	3,644		*
Gerald D. Kelfer	3,113		*
Martin Meyerson	2,347	(4)	*
Jack Nash	2,108,205	(5)	25.55%
Kenneth T. Rosen	1,000		*
Joel M. Simon	None		*
Fred Stanton Smith	1,949		*
William G. Spears	39,498	(6)	*
Beth A. Stewart	6,000		*
Jonathan Fels	52,672	(7)	*
Michael Levy	52,515	(8)	*
Dennis J. Getman	10,000	(9)	*
Charles L. McNairy	None		*
All directors and executive officers as a group (consisting of 14 persons of whom 12 beneficially own shares of Common Stock)	2,286,200	(3)(4)(5)(6)(7)(8)(9)	27.34%

     * Represents less than one percent.

     (1) The information as to securities owned by directors, officers and nominees was furnished to Avatar by such directors, officers and nominees.

     (2) Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage of shares owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of April 2, 2004, there were 8,251,386 shares of Common Stock outstanding.

     (3) Does not include 694,885 shares beneficially owned by Sterling Capital Management LLC, of which Mr. Brea is a Partner and Managing Director. See Note (4) to the preceding table included in “Principal Stockholders.”

     (4) Does not include 847 shares owned by Mr. Meyerson’s wife, as to which shares Mr. Meyerson disclaims beneficial ownership.

     (5) Includes 2,107,763 shares owned by Odav. Mr. Nash is the sole member of Jack Nash LLC, a managing member of Odav and therefore may be deemed to own beneficially the shares of Common Stock owned by Odav. See Notes (1) and (2) to the preceding table included in “Principal Stockholders.”

     (6) Does not include 1,000 shares owned by the Estate of Mr. Spears’ deceased wife, as to which shares Mr. Spears disclaimed beneficial ownership. Includes 19,898 shares held by an individual profit sharing plan, a charitable remainder trust and a family foundation, over which shares Mr. Spears has either sole or shared voting and investment power. Does not include 29,904 shares held by Spears Grisanti & Brown LLC, a registered investment adviser, of which Mr. Spears is Managing Partner.

     (7) Includes 50,000 shares issuable upon exercise of options.

     (8) Includes 50,000 shares issuable upon exercise of options.

     (9) Represents 10,000 shares issuable upon exercise of options.

CORPORATE GOVERNANCE AND CODES

OF BUSINESS CONDUCT AND ETHICS

Corporate Governance Guidelines and Principles

       Avatar’s Board of Directors has adopted Corporate Governance Guidelines and Principles as a component of the flexible governance framework within which the Board, assisted by its committees, directs Avatar’s affairs. The Corporate Governance Guidelines and Principles, which define the role of the Board of Directors, is available on Avatar’s website at www.avatarholdings.com.

Director Independence

       The Board of Directors has determined that all nominees for election or reelection meet the independence criteria under the rules and regulations of the Securities and Exchange Commission (“SEC”) and of The Nasdaq Stock Market, Inc. (“Nasdaq”) except for Jack Nash, Chairman of the Board, and Gerald D. Kelfer, Vice Chairman of the Board, President, Chief Executive Officer and Chairman of the Executive Committee. The Board has further determined that current members of the Audit Committee meet the more stringent independence requirements of the SEC and Nasdaq for Audit Committee membership.

Code of Business Conduct and Ethics

       The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of Avatar and a Supplemental Code of Ethics for the CEO, CFO and other Senior Financial Officers. These Codes of Business Conduct and Ethics are available on Avatar’s website at www.avatarholdings.com.

1.   ELECTION OF DIRECTORS

       Ten directors are to be elected for the ensuing year and until their respective successors are duly elected and qualified. Stockholders have cumulative voting rights with respect to election of directors. Under cumulative voting, each stockholder is entitled to the same number of votes per share as the number of directors to be elected (or, for purposes of this election, ten votes per share). A stockholder may cast all such votes for a single nominee or distribute them among the nominees, as he wishes, either by so marking his ballot at the meeting or by specific voting instructions sent to Avatar with a signed proxy. In connection with the solicitation of proxies, discretionary authority to cumulate votes is being solicited. Unless authority to vote for the nominees for director is withheld, it is the intention of the persons named in the accompanying proxy to vote the proxies in such manner as will elect as directors the nominees named below.

      All of the nominees were elected at the June 11, 2003 Annual Meeting of Stockholders except Joel M. Simon. The Board of Directors met six times during 2003, including the annual meeting of directors held immediately following the 2003 Annual Meeting of Stockholders.

      The Board of Directors does not contemplate that any of the persons named below will be unable, or will decline, to serve. However, if any of such persons is unable or declines to serve, the persons named in the accompanying proxy may vote for another person or persons in their discretion.

      The following table sets forth certain information with respect to each nominee for director. Except as otherwise indicated, each nominee has held his present occupation or occupations for more than the past five years and has not been principally employed by any subsidiary or affiliate of Avatar. There are no family relationships between any nominee, director or executive officer of Avatar.

		Principal Occupation or
Name	Age	Occupations and Directorships

Eduardo A. Brea Director since May 2002	37	Partner and Managing Director of Sterling Capital Management LLC since 2000; formerly Senior Vice President from 1995 to 2000; formerly Senior Analyst, Wachovia Investment Management, from 1990 to 1995.

Milton Dresner Director since July 1995	78	Founding Partner, The Highland Companies, since 1960, a diversified real estate development and management organization; Director: BioTime, Inc., New Media Lottery Services, Inc.

Gerald D. Kelfer Director since October 1996	58	Vice Chairman of the Board of Avatar since December 1996, Chief Executive Officer since July 31, 1997, President since February 13, 1997 and Chairman of the Executive Committee since May 27, 1999; formerly a principal in Odyssey Partners, L.P., from July 1994 to February 1997; and Executive Vice President, Senior General Counsel and Director of Olympia & York Companies, from 1985 to 1994.

Martin Meyerson Director since May 1981	81	President Emeritus and Professor of Policy and Planning, University of Pennsylvania, since February 1981, and President thereof from 1970 to 1981; President, FISCIT (Switzerland/U.S.); also, Chairman, University of Pennsylvania Foundation; Chairman, Marconi International Foundation; Director, Panasonic Foundation.

Jack Nash Director since June 2003	75	Chairman of the Board of Avatar since June 2003; sole member of Jack Nash, LLC, a managing member of ODAV LLC, a private investment limited liability company, since its formation in September 2003; General Partner, Odyssey Partners, L.P., a private investment partnership, since its formation in 1982.

		Principal Occupation or
Name	Age	Occupations and Directorships

Kenneth T. Rosen Director since September 1994	55	Professor of Business Administration, since 1979, and Chairman of the Fisher Center for Real Estate and Urban Economics, since 1981, University of California, Berkeley; also Chairman (formerly, President from 1990 to 2002), Rosen Consulting Group, a real estate consulting business and Chairman (formerly Chief Executive Officer from 1995 to 2002) of Lend Lease Rosen Real Estate Securities, a registered investment adviser; Director: Golden West Financial Corporation, The PMI Group, Inc.

Joel M. Simon	58	Partner and Principal, Crossroads, LLC, a national financial advisory and consulting firm, since July 2000; formerly Chief Executive Officer and President, Starrett Corporation, from March 1998 to December 1998; Executive Vice President, Chief Operating Officer and Director, Olympia & York Companies (U.S.A.), from 1985 to 1996; Senior Partner, Margolin, Winer & Evens, LLP, from 1976 to 1984; Director, Movie Star, Inc.

Fred Stanton Smith Director since September 1980	75	Vice Chairman of the Board, The Keyes Company, a real estate brokerage, financing, management, insurance and development firm, since January 1992; formerly President, The Keyes Company; Director, Eagle National Bank.

William G. Spears Director since May 1999	65	Principal, Spears, Grisanti & Brown LLC, a registered investment adviser, since July 1999; formerly Chairman of the Board, from 1972 to June 1999, Spears, Benzak, Salomon & Farrell, Inc., a registered investment adviser, which in April 1995 became a wholly-owned subsidiary of KeyCorp; also, Chairman of the Board, Key Asset Management (a subsidiary of KeyCorp), a registered investment adviser, from 1996 to 2000; Director: United HealthGroup Incorporated, Alcide Corporation.

Beth A. Stewart Director since May 2001	47	Chief Executive Officer since August 2001 and Co-Chairman since October 1999, Storetrax.com, a real estate internet company; President, Stewart Real Estate Capital, L.L.C., a real estate investment and consulting firm, since January 1993; Adjunct Professor, Columbia University Graduate School of Business, from 1994 to 1996; Director: General Growth Properties Inc., Imperial Parking Corporation, CarMax, Inc.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND ITS COMMITTEES

Certain Committees of the Board

       To assist it in carrying out its duties, the Board of Directors has established various committees. Current committees and current members thereof are as follows:

Nominating and Corporate
Executive Committee	Audit Committee	Governance Committee	Compensation Committee

Gerald D. Kelfer (1)(2) Fred Stanton Smith Jack Nash(2)	Kenneth T. Rosen (1) Eduardo A. Brea Milton Dresner Beth A. Stewart	Martin Meyerson(1) Kenneth T. Rosen William G. Spears	William G. Spears(1) Milton Dresner Martin Meyerson Kenneth T. Rosen

     (1) Chairman

     (2) Officer of Avatar

Executive Committee

       The Executive Committee of the Board of Directors has authority to exercise most powers of the full Board of Directors in connection with matters which arise during the intervals between meetings of the Board of Directors. The Executive Committee did not meet during the fiscal year ended December 31, 2003.

Audit Committee

       The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management regarding: (i) the conduct and integrity of Avatar’s financial reporting; (ii) Avatar’s systems of internal accounting and financial and disclosure controls; (iii) the qualifications, engagement, compensation, independence and performance of the independent auditors, their conduct of the annual audit and their engagement for any other services; (iv) Avatar’s legal and regulatory compliance; (v) codes of ethics as established by management and the Board; and (vi) the preparation of the audit committee report for inclusion in the annual proxy statement. The Audit Committee may also perform such other tasks as are assigned to it from time to time by the Board of Directors. The Audit Committee has the authority to obtain advice and assistance from, and receive adequate resources and funding from Avatar for, outside counsel, independent auditors or other advisors. The Audit Committee met six times during the fiscal year ended December 31, 2003. The Audit Committee has been governed by a written charter approved by the Board of Directors. The Board recently adopted a revised charter to comply with recently enacted rules and regulations of the SEC and Nasdaq. The charter is available on Avatar’s website at www.avatarholdings.com and is included herein as Annex A.

      All members of the Audit Committee have been determined to be independent (see “Director Independence”). The Board of Directors has determined that all members of the Audit Committee are financially literate but do not possess sufficient accounting or related financial management expertise to be considered financial experts under the applicable rules of the SEC. Management’s nominee for election to the Board, Joel M. Simon, possesses accounting and financial expertise; and, assuming his election, it is the Board’s intent that Mr. Simon be appointed a member of the Audit Committee and be designated as the Committee’s financial expert.

      Audit Committee Report

       The following is the report of Avatar’s Audit Committee with respect to Avatar’s audited financial statements for the fiscal year ended December 31, 2003:

      The Committee has reviewed and discussed Avatar’s audited financial statements with management.

      The Committee has discussed with Ernst & Young LLP, Avatar’s independent auditors, the matters required to be discussed by SAS 61 (Communication with Audit Committees), as amended, regarding the auditors’ judgments about the quality of Avatar’s accounting principles as applied in its financial reporting.

      The Committee has also received written disclosures within the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young their independence.

      Based on the review and discussions referred to above, the Committee recommended to Avatar’s Board of Directors that its audited financial statements be included in Avatar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

March 4, 2004

AUDIT COMMITTEE

Kenneth T. Rosen, Chairman
Eduardo A. Brea
Milton Dresner
Beth A. Stewart

Nominating and Corporate Governance Committee

       The Nominating and Corporate Governance Committee assists the Board of Directors in: (i) identifying, screening and reviewing individuals to serve as directors and recommending candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies; (ii) overseeing Avatar’s policies and procedures for receipt of stockholder suggestions regarding composition of the Board and recommendations of candidates for nomination; (iii) overseeing implementation of Avatar’s Corporate Governance Guidelines and Principles; and (iv) reviewing Avatar’s overall corporate governance and recommending changes when necessary or desirable. The Committee may also perform such additional tasks as assigned to it by the Board of Directors. The Committee has the authority to obtain advice and assistance from, and receive adequate resources and funding from Avatar for, outside counsel, consultants and other advisors. The Committee met twice during the fiscal year ended December 31, 2003.

      All members of the Committee have been determined to be independent (see “Director Independence”). The Committee is governed by a written charter approved by the Board of Directors. The charter is available on Avatar’s website at www.avatarholdings.com.

      The Nominating and Corporate Governance Committee assesses the appropriate size of the board, evaluates the membership and determines whether any vacancies are anticipated. The Committee considers candidates for Board membership based upon various criteria, including their business and professional skills and experience, personal integrity and judgment, commitment to representing the long-term interests of stockholders and availability to participate in Board activities. The Committee will consider candidates suggested by its members, other Board members, management and stockholders, and may, if necessary or appropriate, utilize the services of a professional search firm. In order to be considered, a recommendation from a stockholder must include the stockholder’s name and contact information, the candidate’s name and contact information, a brief description of the candidate’s background and qualifications and a statement by the candidate that he or she is willing and able to serve on the Board. The Committee may also require candidates to provide such other information as it may request.

      Avatar’s By-Laws establish advance notice procedures with respect to nominations for election for an annual meeting (see “Stockholders’ Proposals and Nominations of Board Members”).

      Joel M. Simon, a nominee for election at the 2004 Annual Meeting of Stockholders, was recommended by Avatar’s Chief Executive Officer.

Compensation Committee

      The Compensation Committee assists the Board of Directors in overseeing management compensation policies and practices, including (i) determination and approval of the compensation of the Chief Executive Officer; (ii) review and approval of compensation levels for Avatar’s other executive officers; (iii) review and approval of management incentive compensation policies and programs; (iv) review and approval of equity compensation programs for employees and the exercise of discretion in the administration of such programs; and (v) preparation of an annual report on executive compensation for inclusion in the proxy statement. The Compensation Committee may perform such other tasks as assigned to it by the Board of Directors. The Compensation Committee has the authority to obtain advice and assistance from, and receive adequate resources and funding from Avatar for, outside counsel, compensation consultants and other advisors. The Compensation Committee met eight times during the fiscal year ended December 31, 2003.

      The Compensation Committee is governed by a written charter approved by the Board of Directors. The charter is available on Avatar’s website at www.avatarholdings.com.

Directors’ Compensation

      Compensation of directors who are not salaried employees of Avatar is $32,500 per annum. A member of the Executive Committee who is not a salaried employee of Avatar receives a retainer of $2,000 per annum. Members and the Chairman of the Audit Committee receive additional compensation of $12,000 and $14,000 per annum, respectively. Members and the Chairman of the Nominating and Corporate Governance Committee receive additional compensation of $4,000 and $7,000 per annum, respectively. Members and the Chairman of the Compensation Committee receive additional compensation of $4,000 and $5,000 per annum, respectively.

Directors’ Attendance

       In fiscal year 2003 all of the incumbent directors attended 75% or more of the aggregate of their respective Board and Committee meetings, except Jack Nash whose absences were attributable to illness.

Directors’ Attendance at Annual Meetings of Stockholders

       The Board encourages each member of the Board to attend each annual meeting of stockholders, but recognizes that unavoidable circumstances may prevent attendance. All members of the Board who were standing for election or reelection attended the 2003 Annual Meeting of Stockholders.

Communication with the Board of Directors

       A stockholder who wishes to communicate with the Board, or specific individual directors, may direct written communication addressed to the Board or such director or directors in care of the Corporate Secretary, Avatar Holdings Inc., 201 Alhambra Circle, Coral Gables, Florida 33134.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

      The following table sets forth information with respect to compensation of the Chief Executive Officer and the four other highest paid executive officers of Avatar whose total salary and accrued bonus was $100,000 or more for the year ended December 31, 2003, hereinafter referred to as the “Named Executive Officers”.

		Annual Compensation

						Other(1)
						Annual
Name and Principal Position(s)	Year	Salary		Bonus		Compensation

Gerald D. Kelfer(2)	2003	$500,000	(2)	$500,000	(2)
Chairman of the	2002	500,000	(2)	500,000	(2)
Executive Committee,	2001	500,000	(2)	500,000	(2)
Chief Executive Officer and President

Jonathan Fels(2)	2003	$500,000	(2)	$250,000	(2)
President, Avatar	2002	400,000	(2)	250,000
Properties Inc.	2001	400,000	(2)	150,000

Michael Levy(2)	2003	$500,000	(2)	$250,000	(2)
Executive Vice	2002	400,000	(2)	250,000
President and	2001	400,000	(2)	150,000
Chief Operating Officer, Avatar Properties Inc.

Dennis J. Getman(2)(6)	2003	$350,000	(2)	$76,021	(2)
Executive Vice	2002	250,000		217,368
President and	2001	250,000		105,000
General Counsel

Charles L. McNairy	2003	$225,000		$25,000
Executive Vice	2002	225,000		5,000
President,	2001	225,000		5,000
Treasurer and Chief Financial Officer

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term Compensation Awards

	Restricted		Securities	LTIP
	Stock		Underlying	Payouts	All Other
Name and Principal Position(s)	Awards($)		Options(#)	($)(5)	Compensation(7)

Gerald D. Kelfer(2)	$3,162,500	(3)		$1,412,651	$3,000
Chairman of the
Executive Committee,
Chief Executive Officer and President

Jonathan Fels(2)	632,500	(4)	60,000	1,059,488	$3,000
President, Avatar					0
Properties Inc.					2,550

Michael Levy(2)	632,500	(4)	60,000	1,059,488	$3,000
Executive Vice					0
President and					2,550
Chief Operating Officer, Avatar Properties Inc.

Dennis J. Getman(2)(6)	500,004	(4)			$3,000
Executive Vice					0
President and					2,550
General Counsel

Charles L. McNairy					$3,000
Executive Vice					0
President,					2,550
Treasurer and Chief Financial Officer

(1)	The Named Executive Officers also received automobile allowances and/or the use of company-leased automobiles. Avatar also provides group life, health, hospitalization and medical reimbursement plans which do not discriminate in scope, terms or operation in favor of officers and are available to all full-time employees. The aggregate value of these and any additional perquisite and other personal benefits cannot be specifically or precisely ascertained but do not, in any event, exceed 10% of the total annual salary and bonus reported for each of the Named Executive Officers.
(2)	For discussion of Avatar’s employment agreements with Messrs. Kelfer, Fels, Levy and Getman, see “Employment and Other Agreements.” Also see “Long-Term Incentive Plans — Awards in Last Fiscal Year” for a summary of the earnings participation awards granted in 2003.
(3)	On March 27, 2003, fully vested options previously granted to Mr. Kelfer were cancelled, and he was granted an opportunity to receive an aggregate of 75,000 performance conditioned restricted stock units. Also on March 27, 2003, Mr. Kelfer was granted an opportunity to receive an additional 50,000 performance conditioned restricted stock units. See “Employment and Other Agreements” below. The dollar amount reported in the table has been calculated by multiplying the closing price of Avatar Common Stock on the date of the awards by 125,000. Mr. Kelfer is not entitled to receive dividends on the units.
(4)	The dollar amounts reported in the table were calculated by multiplying the respective closing price of Avatar common stock on the respective dates of the awards by 25,000 for each of Mr. Fels and Mr. Levy and by 15,504 for Mr. Getman. Messrs. Fels, Levy and Getman are not entitled to receive dividends on the units.
(5)	Includes $1,032,239, $774,179 and $774,179 paid for the second and third quarters of 2003 and $380,412, $285,309 and $285,309 accrued for the fourth quarter of 2003 to Mr. Kelfer, Mr. Fels and Mr. Levy, respectively, under Cash Bonus Award Agreements entered into on October 20, 2000. See “Employment and Other Agreements” below.
(6)	For additional information regarding Mr. Getman see “Certain Relationships and Related Transactions.”
(7)	Reflects Avatar’s contribution to the 401(k) Plan. Avatar did not have a matching contribution in effect for the year ended December 31, 2002.

Option/SAR Grants in 2003

       The following table shows all grants of options to the Named Executive Officers in 2003. No SARs were granted to any Named Executive Officers during 2003.

Individual Grants(1)

	Number of	Percent of Total
	Securities	Options/SARs
	Underlying	Granted to			Grant Date
	Options/SARs	Employees in	Exercise	Expiration	Present
Name	Granted(#)	2003	Price($/Sh)	Date	Value(2)(3)

Gerald D, Kelfer	—	—%	$—	—	$—

Jonathan Fels	60,000	50.0	25.00	3/13/13	699,000

Michael Levy	60,000	50.0	25.00	3/13/13	699,000

Dennis J. Getman	—	—	—	—	—

Charles L. McNairy	—	—	—	—	—

(1)	For discussion of terms of options granted, see “Employment and Other Agreements” below.
(2)	Present value on the grant date was determined by using the Black-Scholes option pricing model. The model assumed (i) a risk-free rate of return of 3.73%, which was the implied rate on 10-year U.S. Treasury bonds on the grant date; (ii) a stock price volatility of 28.8% and (iii) the exercise of all options on the final day of their 10-year terms. No discount from the theoretical value was taken to reflect the waiting period prior to vesting, the limited transferability of the options, and the likelihood of the options being exercised in advance of the final day of their terms.
(3)	There is no assurance that the values actually realized upon the exercise of these options will be at or near the present value shown in the table as of the date of grant. The Black-Scholes option pricing model is a widely used mathematical formula for estimating option values that incorporates various assumptions that may not hold true over the 10-year life of these options. For example, assumptions are required about the risk-free rate of return as well as about the dividend yield of Common Stock and the volatility of the Common Stock over the 10-year period. Also, the Black-Scholes model assumes that an option holder can sell the option at any time at a fair price that includes a premium for the remaining time value of the option. However, an optionee can realize an option’s value before maturity only by exercising and thereby sacrificing the option’s remaining time value. Although the negative impact of this and other restrictions on the value of this type of option is well recognized, there is no accepted method for adjusting the theoretical option value for them. The values set forth in the table should not be viewed in any way as a forecast of the performance of Avatar’s Common Stock, which will be influenced by future events and unknown factors.

Aggregated Option Exercises in 2003 and Option Values at December 31, 2003

       During 2003, no options were exercised by any Named Executive Officer. Options held by Named Executive Officers were in-the-money at December 31, 2003.

	Number of Securities
	Underlying Unexercised		Value of Unexercised In-the-Money
	Options at		Options at December 31,
	December 31, 2003(#)		2003($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Gerald D. Kelfer	0	0	$0	$0

Jonathan Fels	50,000	60,000	596,500	715,800

Michael Levy	50,000	60,000	596,500	715,800

Dennis J. Getman	10,000	0	119,300	0

Charles L. McNairy	0	0	0	0

(1)	Represents the difference between the $36.93 closing price of Avatar Common Stock on December 31, 2003 and the exercise price of the options.

Long-Term Incentive Plans (1) — Awards in Last Fiscal Year

			Estimated Future				Estimated Future Payout
	Performance or		Payment in Cash				in Shares of Common Stock
	Other Period Until
Name	Maturation or Payment		Threshold	Target	Maximum		Threshold	Target	Maximum

Gerald D. Kelfer	1/1/03 — 12/31/07	(2)	(1)	(3)	$2,500,000	(4)	(1)	0	(5)(6)

Jonathan Fels	1/1/03 — 12/31/07	(2)	(1)	(3)	$2,275,400	(4)	(1)	0	(5)

Michael Levy	1/1/03 — 12/31/07	(2)	(1)	(3)	$2,275,400	(4)	(1)	0	(5)

Dennis J. Getman

Charles L. McNairy

(1)	For a description of the terms of the earnings participation award agreements with Messrs. Kelfer, Fels and Levy, see “Employment and Other Agreements — Agreements with Gerald Kelfer — Earnings Participation Award Agreement” and “— Agreements with Jonathan Fels and Michael Levy — Earnings Participation Award Agreements.”
(2)	The performance period commenced as of January 1, 2003. However, gross profit for the 2003 fiscal year did not exceed the minimum gross profit level and no Awards were earned for 2003. Based on the business plan at the time the Awards were granted, it is anticipated Awards will be earned for the 2004 fiscal year.
(3)	Target amounts are based on the business plan at the time the Awards were granted.
(4)	The maximum aggregate amount payable for all awards granted under the Executive Compensation Plan to any individual is $5,000,000. Cash awards under the cash bonus award agreements related to the Harbor Islands Project in the respective aggregate amounts of $1,412,651, $1,059,488 and $1,059,488 have been paid or accrued to Mr. Kelfer, Mr. Fels and Mr. Levy; future payments are estimated to approximate $1,087,349 to Mr. Kelfer, who has waived the right to receive cash payments in excess of $2,500,000 under the cash bonus award agreement, and $1,591,994 to each of Mr. Fels and Mr. Levy. Assuming payments at the estimated amounts, Mr. Kelfer would be limited to maximum aggregate payments under the earnings participation award agreement of $2,500,000.
(5)	The number of shares of Common Stock which may become issuable to each of Mr. Kelfer, Mr. Fels and Mr. Levy are presently not determinable, as such Awards are dependent upon Avatar’s achievement of actual gross profit from January 1, 2003 through December 31, 2007 in excess of the target gross profit at the time the Awards were granted. (See footnote (1) above.)
(6)	Under the Incentive Plan, Mr. Kelfer has been granted opportunities to receive an aggregate of 275,000 performance-conditioned restricted stock units and options to purchase 225,000 shares of Avatar Common Stock, which options were cancelled as of March 27, 2003 (see “Employment and Other Agreements -Agreements with Gerald Kelfer”). Although the options have been cancelled, under the provisions of the Incentive Plan, the number of options granted are counted for purposes of determining the aggregate number of shares granted to an individual. Under the Incentive Plan, the aggregate number of shares that may be granted to any one individual is 500,000. Mr. Kelfer would not be entitled to receive any shares of Common Stock pursuant to the earnings participation award unless the Incentive Plan is amended with stockholder approval to increase the individual limit.

Equity Compensation Plan Information

       The following table summarizes information about the options, warrants and rights and other equity compensation under Avatar’s equity plans as of December 31, 2003.

	Number of securities to		Number of securities remaining
	be issued upon	Weighted-average exercise	available for future issuance
	exercise	price of outstanding	under equity compensation
	of outstanding options,	options, warrants and	plans (excluding securities
	warrants and rights	rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	640,498 (1)	$25.00 (2)	249,496

Equity compensation plans not approved by security holders	none	—	none

Total	640,498 (1)	$25.00 (2)	249,496

(1)	Includes 340,504 performance conditioned restricted stock units, the actual grant of which is conditioned on certain criteria but which are not subject to payment of an exercise price.
(2)	Excludes above-referenced restricted stock units.

Employment and Other Agreements

Agreements with Gerald Kelfer

     Employment

      As of March 27, 2003, Avatar entered into an amended and restated employment agreement with Mr. Kelfer, President, Chief Executive Officer, Chairman of the Executive Committee and Vice Chairman of the Board, which expires on December 31, 2008. Pursuant to the agreement, Mr. Kelfer continues to receive an annual base salary of $500,000 and an annual bonus of $500,000.

      If Mr. Kelfer resigns for good reason or is terminated without cause, he is entitled to receive his base annual salary and annual bonus through December 31, 2008, subject to certain mitigation provisions. If Mr. Kelfer’s employment terminates on December 31, 2008 or prior thereto he is terminated without cause or resigns for good reason, he will be entitled to annual payments of $250,000 for four years. If his employment is terminated due to his death or permanent disability or he terminates his employment as a result of a change of control (as defined in the employment agreement), Mr. Kelfer or his estate shall be entitled to receive an annual payment for four years equal to the amount derived by multiplying $250,000 by a fraction, the numerator of which is the number of completed whole months of employment from November 30, 2000 and the denominator of which is 97 (the number of whole months until December 31, 2008). If Mr. Kelfer resigns without good reason or is terminated for cause, he is entitled to receive his base salary and prorated bonus through the date of termination.

     Cash Bonus Award Agreement

      On October 20, 2000, Avatar entered into a cash bonus award agreement with Mr. Kelfer pursuant to which Mr. Kelfer was granted an award relating to parcels 1, 8, 9 of Avatar’s Harbor Islands community development project (the “Harbor Islands Project”). The award entitles Mr. Kelfer to receive quarterly cash bonus payments equal to 8% of the cash flow of the Harbor Islands Project. In determining “cash flow”, there is a deduction for a cost of capital that Avatar would charge to the project to the extent the project is funded by Avatar, such charge to be not less than 10% per annum. Prior to the payment of any bonus, Avatar must first receive cumulative cash flow equal to $17 million (the approximate value of the land that Avatar has contributed to the project), plus a 10% return thereon compounded monthly (the “Minimum Return”). Mr. Kelfer has waived the right to receive cash payments in excess of $2,500,000 under the award.

      The award also provides for repayment to Avatar by Mr. Kelfer at the end of the project, on an after-tax basis, of any excess payment, plus interest, should the Compensation Committee determine that the aggregate amount of bonus payments exceeds the aggregate amount that would have been paid if the bonus payment had been made at the end of the project.

      If Mr. Kelfer’s employment is terminated for cause or he resigns for other than good reason prior to December 31, 2005, rights to future bonus payments after the date of termination are forfeited. If Mr. Kelfer’s employment is terminated other than for cause or he resigns for good reason, he will continue to receive future bonus payments. If Mr. Kelfer’s termination is due to his permanent disability or death, Mr. Kelfer or his estate would continue to receive prorated bonus payments based upon the number of months actually employed.

     Earnings Participation Award Agreement

      As of March 27, 2003, Avatar entered into an earnings participation award agreement with Mr. Kelfer, pursuant to which he was granted a cash award and a stock award relating to achievement of performance goals. The cash award entitles Mr. Kelfer to a cash payment with respect to each fiscal year beginning 2003 and ending 2007 equal to two and one-half per cent of

Avatar’s gross profit (as defined) over pre-established levels as determined by the Compensation Committee. Under the provisions of the Executive Incentive Compensation Plan, total awards are limited to a maximum of $5,000,000 per individual. Therefore, Mr. Kelfer may receive a maximum aggregate amount of $5,000,000 under the cash bonus award relating to the Harbor Islands Project and the earnings participation award agreement.

      The stock award entitles Mr. Kelfer to receive a number of shares of Avatar Common Stock having a fair market value (as defined) equal to two and one-half per cent of the excess of actual gross profit (as defined) from January 1, 2003 through December 31, 2007 over the established target gross profit of approximately $187,000,000. Under the provisions of the Amended and Restated 1997 Incentive and Capital Accumulation Plan as amended (the “Incentive Plan”), the total aggregate number of shares that may be granted to any one individual is 500,000. Mr. Kelfer would not be eligible to receive any shares of Common Stock pursuant to the earnings participation award unless the Incentive Plan is amended with stockholder approval to increase the individual limit.

      If Mr. Kelfer’s employment is terminated for cause or upon resignation for other than good reason, rights to future cash payments or Common Stock issuances after the date of termination are forfeited. If Mr. Kelfer’s employment is terminated other than for cause or upon resignation for good reason, he will continue to receive future cash payments and Common Stock issuances. If his termination is due to his permanent disability or death, he or his estate would receive a prorated cash payment for the fiscal year in which his employment was terminated and prorated Common Stock issuances based upon the number of months actually employed during the performance period. Upon the occurrence of a change in control (as defined), Mr. Kelfer would receive a prorated cash payment for the fiscal year in which the change in control occurs and future cash awards and stock awards would be cancelled.

     Restricted Stock Unit Agreements

      As more fully described below, Mr. Kelfer has been awarded over time the opportunity to receive a total of 275,000 performance conditioned restricted stock units, consisting of 100,000 units granted on December 7, 1998, 50,000 units granted on October 20, 2000 and an aggregate of 125,000 units granted on March 27, 2003. Since being awarded, the performance conditions for 223,700 of the units have been met, and such units have been granted to Mr. Kelfer. The units granted to Mr. Kelfer will vest on December 31, 2005 with respect to 150,000 units and on December 31, 2008 with respect to the remaining units, or upon the occurrence of a change of control of Avatar, provided that, in each case, Mr. Kelfer is then employed by Avatar.

     Hurdle Price Restricted Stock Units

      As of March 27, 2003, Mr. Kelfer’s nonqualified stock options to purchase 225,000 shares of Avatar Common Stock were cancelled and Mr. Kelfer was granted performance conditioned restricted stock units (“Hurdle Price Restricted Stock Units”). As of March 27, 2003, Avatar entered into four restricted stock unit agreements with Mr. Kelfer pursuant to which he has been awarded under the Incentive Plan the opportunity to receive performance conditioned restricted stock units conditioned upon (i) the closing price of Avatar Common Stock being at least equal to a specified hurdle price for 20 trading days out of 30 consecutive trading days during the period beginning March 27, 2003 and ending December 31, 2008 and (ii) the continued employment of Mr. Kelfer at the time the foregoing condition is satisfied.

      At such time as the closing price of Avatar Common Stock is at least $38.00 for 20 trading days out of 30 consecutive trading days, Mr. Kelfer will be granted 23,700 restricted stock units; at least $42.00 for 20 trading days out of 30 consecutive trading days, Mr. Kelfer will be granted an additional 20,000 restricted stock units; at least $46.00 for 20 trading days out of 30 consecutive trading days, Mr. Kelfer will be granted an additional 15,000 restricted stock units; and at least

$50.00 for 20 trading days out of 30 consecutive trading days, Mr. Kelfer will be granted an additional 16,300 restricted stock units.

      If Mr. Kelfer’s employment is terminated due to his disability or death after a hurdle price condition is met, Mr. Kelfer will receive the greater of a pro rata portion based on the number of whole months which have elapsed from January 1, 2003 to the date of Mr. Kelfer’s disability or death or one-half of the units. If Mr. Kelfer resigns without good reason or is terminated for cause, all of the units will be forfeited. Otherwise, the units granted to him immediately vest in full upon termination of Mr. Kelfer’s employment.

     Amended and Restated Restricted Stock Units

      On December 7, 1998, Avatar entered into a restricted stock unit agreement with Mr. Kelfer, which was amended and restated as of October 20, 2000 and further amended on March 27, 2003. Under the restricted stock unit agreement as amended, Mr. Kelfer was awarded under the Incentive Plan an opportunity to receive 100,000 performance conditioned restricted stock units representing 100,000 shares of Avatar Common Stock. The actual grant of the units was conditioned upon (i) the closing price of Avatar Common Stock being at least $25.00 per share for 20 trading days out of 30 consecutive trading days during the period beginning October 21, 2000 and ending December 31, 2005, and (ii) the continued employment of Mr. Kelfer at the time the foregoing condition is satisfied. If Mr. Kelfer’s employment is terminated due to his disability or death, the units will vest in full. If Mr. Kelfer resigns without good reason or is terminated for cause, all of the units will be forfeited.

     Restricted Stock Units

      On October 20, 2000, Avatar entered into a restricted stock unit agreement with Mr. Kelfer on terms similar to the restricted stock unit agreement described above, pursuant to which Mr. Kelfer was awarded an opportunity to receive 50,000 additional performance conditioned restricted stock units representing 50,000 shares of Avatar Common Stock. If Mr. Kelfer’s employment is terminated due to his disability or death, the units granted to him will vest pro rata based on the number of whole months which have elapsed from October 20, 2000 to the date of Mr. Kelfer’s disability or death. If Mr. Kelfer resigns without good reason or is terminated for cause, all of the units will be forfeited.

      As of March 27, 2003, Avatar entered into a restricted stock unit agreement with Mr. Kelfer pursuant to which Mr. Kelfer was awarded an opportunity to receive 50,000 performance conditioned restricted stock units representing 50,000 shares of Avatar Common Stock. The actual grant of the units is conditioned upon (i) the closing price of Avatar Common Stock being at least $34.00 per share for 20 trading days out of 30 consecutive trading days during the period beginning March 27, 2003 and ending December 31, 2008, and (ii) the continued employment of Mr. Kelfer at the time the foregoing condition is satisfied.

      If Mr. Kelfer’s employment is terminated due to his disability or death, Mr. Kelfer will receive the greater of a pro rata portion of the 50,000 units based on the number of whole months which have elapsed from January 1, 2003 to the date of Mr. Kelfer’s disability or death or 25,000 units. If Mr. Kelfer resigns without good reason or is terminated for cause, all of the units will be forfeited. Otherwise, the units granted to him immediately vest in full upon termination of Mr. Kelfer’s employment.

Agreements with Jonathan Fels and Michael Levy

     Employment

      As of January 1, 2003, Avatar entered into amended and restated employment agreements with Jonathan Fels, as President of Avatar Properties Inc. (“Properties”), and Michael Levy, as

Executive Vice President and Chief Operating Officer of Properties, pursuant to which their respective terms of employment have been extended to December 31, 2007. Each of Mr. Fels and Mr. Levy receive an annual base salary of $500,000, subject to review and increase by the Board, and a calendar year annual cash bonus of $250,000.

      If the employment of Mr. Fels or Mr. Levy, as the case may be, is terminated due to disability, death or resignation without good reason or terminated by Avatar for cause, then he or his estate (in the event of his death) will receive his accrued but unpaid base salary through the date of termination. In the event of termination due to death or disability, Mr. Fels or Mr. Levy, or his respective estate, will also receive his annual bonus prorated to the date of termination. If Mr. Fels or Mr. Levy resigns for good reason or is terminated without cause, he is entitled to receive his base salary and annual bonus through December 31, 2007, subject to certain mitigation provisions.

     Cash Bonus Award Agreements

      On October 20, 2000, Avatar entered into cash bonus award agreements with Mr. Fels and Mr. Levy, pursuant to which each was granted an award relating to the Harbor Islands Project. The awards entitle each of Mr. Fels and Mr. Levy to receive quarterly cash bonus payments equal to 6% of the cash flow of the Harbor Islands Project. In determining “cash flow”, there is a deduction for a cost of capital that Avatar would charge to the project to the extent the project is funded by Avatar, such charge to be not less than 10% per annum. Prior to the payment of any bonus, Avatar must first receive the Minimum Return.

      The awards also provide for repayment at the end of the project, on an after-tax basis, of any excess payment, plus interest, should the Compensation Committee determine that the aggregate amount of bonus payments exceeds the aggregate amount that would have been paid if the bonus payments had been made at the end of the project.

      If either Mr. Fels’ or Mr. Levy’s employment is terminated for cause or upon resignation for other than good reason prior to December 31, 2004, rights to future bonus payments after the date of termination are forfeited. If either Mr. Fels’ or Mr. Levy’s employment is terminated other than for cause or upon resignation for good reason, he will continue to receive future bonus payments. If either Mr. Fels’ or Mr. Levy’s termination is due to his permanent disability or death, he or his estate would continue to receive prorated bonus payments based upon the number of months actually employed.

     Earnings Participation Award Agreements

      On March 6, 2003, Avatar entered into earnings participation award agreements with Mr. Fels and Mr. Levy, pursuant to which each was granted a cash award and a stock award relating to achievement of performance goals under Avatar’s business plan. The cash awards entitle each of Mr. Fels and Mr. Levy to a cash payment with respect to each fiscal year beginning 2003 and ending 2007 equal to two percent of Avatar’s gross profit (as defined) over pre-established levels as determined by the Compensation Committee. Under the provisions of the Executive Incentive Compensation Plan, total cash awards are limited to a maximum of $5,000,000 per individual. Therefore, each of Mr. Fels and Mr. Levy may receive a maximum of $5,000,000 under the cash bonus award relating to the Harbor Islands Project and the earnings participation award agreement.

      The stock awards entitle each of Mr. Fels and Mr. Levy to receive a number of shares of Avatar Common Stock having a fair market value (as defined) equal to two per cent of the excess of actual gross profit (as defined) from January 1, 2003 through December 31, 2007 over the established target gross profit of approximately $187,000,000.

      If either Mr. Fels’ or Mr. Levy’s employment is terminated for cause or upon resignation for other than good reason, rights to future cash payments or Common Stock issuances after the date of termination are forfeited. If either Mr. Fels’ or Mr. Levy’s employment is terminated other than for cause or upon resignation for good reason, he will continue to receive future cash payments and Common Stock issuances. If either Mr. Fels’ or Mr. Levy’s termination is due to his permanent disability or death, he or his estate would receive a prorated cash payment for the fiscal year in which his employment was terminated and prorated Common Stock issuances based upon the number of months actually employed during the performance period. Upon the occurrence of a change in control (as defined), Mr. Fels and Mr. Levy would receive prorated cash payments for the fiscal year in which the change in control occurs and future cash awards and stock awards would be cancelled.

     Nonqualified Stock Option Agreements

      On February 19, 1999, Messrs. Fels and Levy were each granted options to purchase 50,000 shares of Avatar Common Stock under the Incentive Plan, at an exercise price of $25.00 per share. The options granted to each of Messrs. Fels and Levy were fully vested as of February 19, 2002.

      If the employment of Mr. Fels or Mr. Levy, as the case may be, is terminated due to his disability or death, the options will remain exercisable for one year following the date of termination. If either Mr. Fels or Mr. Levy, as the case may be, resigns without good reason or is terminated for cause, any unexercised options become null and void upon such termination. Otherwise, the options will remain exercisable until February 19, 2009.

      On March 13, 2003, Messrs. Fels and Levy were each granted additional options to purchase 60,000 shares of Avatar Common Stock under the Incentive Plan, at an exercise price of $25.00 per share. The options vest and become exercisable on December 31, 2007.

      If the employment of Mr. Fels or Mr. Levy, as the case may be, is terminated due to his disability or death, the options will vest pro rata based on the amount of time elapsed between January 1, 2003 and December 31, 2007, and such options will become immediately exercisable and expire one year following the date of termination. If either Mr. Fels or Mr. Levy, as the case may be, resigns without good reason or is terminated for cause, any unexercised options become null and void upon such termination. Otherwise, the options will remain exercisable until March 13, 2013.

     Restricted Stock Units

      As of March 27, 2003, Avatar entered into restricted stock unit agreements with Mr. Fels and Mr. Levy, pursuant to which each has been awarded an opportunity to receive 25,000 performance conditioned restricted stock units representing 25,000 shares of Avatar Common Stock. The actual grant of the units is conditioned upon (i) the closing price of Avatar Common Stock being at least $34.00 per share for 20 trading days out of 30 consecutive trading days during the period beginning March 27, 2003 and ending December 31, 2007, and (ii) the continued employment of Mr. Fels or Mr. Levy, as the case may be, at the time the foregoing condition is satisfied. As of December 29, 2003, the closing price of Avatar Common Stock was at least $34.00 for 20 trading days out of 30 consecutive trading days and 25,000 restricted stock units were granted to each of Mr. Fels and Mr. Levy. Any units granted to Mr. Fels and Mr. Levy vest in full on December 31, 2007 or upon the occurrence of a change of control of Avatar, provided that, in either case, Mr. Fels or Mr. Levy is then employed by Avatar.

      If Mr. Fels’ or Mr. Levy’s employment is terminated due to his disability or death, Mr. Fels or Mr. Levy will receive the greater of a pro rata portion of the 25,000 units based on the number of whole months which have elapsed from January 1, 2003 to the date of Mr. Fels’ or Mr. Levy’s disability or death or 12,500 units. If either Mr. Fels or Mr. Levy resigns without good reason or is terminated for cause, all of the units will be forfeited. Otherwise, the units granted to either Mr. Fels or Mr. Levy immediately vest in full upon termination of Mr. Fels’ or Mr. Levy’s employment.

Agreements with Dennis J. Getman

          Employment Agreement

      On September 11, 2003, Avatar entered into an Employment Agreement with Dennis J. Getman, Executive Vice President and General Counsel, effective as of January 1, 2003, for a term of four years at an annual base salary of $350,000, subject to review and increase by the Board, and additional compensation of specified percentages of net sale proceeds on certain designated asset sales. Over the term of the Agreement, maximum aggregate additional compensation payable to Mr. Getman is $1,600,000.

      If Mr. Getman’s employment is terminated due to his disability or death, Mr. Getman or his estate will receive his accrued but unpaid base salary and any additional compensation to which he may be entitled. If Mr. Getman is terminated without cause, he is entitled to receive his accrued but unpaid base salary, any additional compensation to which he may be entitled and a lump sum payment of $350,000 in lieu of any other payments or benefits. If Mr. Getman is terminated for cause or resigns, he is entitled to receive his accrued but unpaid base salary.

     Nonqualified Stock Option Agreement

      On February 19, 1999, Mr. Getman was granted options to purchase 10,000 shares of Avatar Common Stock under the Incentive Plan, at an exercise price of $25.00 per share. The options granted to Mr. Getman were fully vested as of February 19, 2002.

      If Mr. Getman’s employment is terminated due to his disability or death, the options will remain exercisable for one year following the date of termination. If Mr. Getman resigns without good reason or is terminated for cause, any unexercised options become null and void upon such termination. Otherwise, the options will remain exercisable until February 19, 2009.

          Restricted Stock Units

      As of September 11, 2003, Avatar entered into a restricted stock unit agreement with Mr. Getman, pursuant to which he has been awarded an opportunity to receive 15,504 performance conditioned restricted stock units representing 15,504 shares of Avatar Common Stock. The units vest in full on January 2, 2007, provided that Mr. Getman is employed by Avatar on December 31, 2006.

      If Mr. Getman’s employment is terminated due to his disability or death, Mr. Getman or his estate will be entitled to receive 7,752 units. If his employment is terminated for cause, all units will be forfeited. If he is terminated without cause, Mr. Getman will be entitled to receive all units granted to him.

Agreement with Charles L. McNairy

      Upon his termination of employment, Mr. McNairy is entitled to receive his base salary for a period of one year from the date of termination.

Compensation Committee Report on Executive Compensation

       The duties and responsibilities of the Compensation Committee of the Board of Directors include determining the compensation of Avatar’s CEO and certain other executive officers and administrating Avatar’s incentive compensation plans.

      Avatar’s executive compensation is intended to reward, retain and motivate management and to align the interests of Avatar’s stockholders and management. In determining salary levels and bonuses for the executive officers, primary consideration is given to each executive’s level of responsibility and individual performance, as well as compensation generally received by executives of companies engaged in similar type activities. In 2003, certain executives (other than Avatar’s

CEO) received discretionary bonuses based on subjective factors. In awarding these bonuses, the Compensation Committee considered the successful efforts of certain executives in guiding the development and implementation of Avatar’s long term business strategy, including, but not limited to, the development of active adult communities.

      In 2003, the Compensation Committee approved an amended and restated employment agreement, a stock option agreement and a restricted stock unit agreement with each of Jonathan Fels and Michael Levy, and approved an employment agreement and restricted stock unit agreement with Dennis Getman. The employment agreements with Messrs. Fels and Levy increased their base salary, set annual bonus payments and extended their terms of employment to December 31, 2007. The Compensation Committee considered a number of factors in authorizing these agreements, including the fact that Avatar did not have an employment agreement with Mr. Getman, the contributions of Messrs. Fels, Levy and Getman to, and responsibility for, Avatar’s active adult and home building businesses and Avatar’s overall performance, and Avatar’s reliance on Messrs. Fels, Levy and Getman.

      The restricted stock units granted to Messrs. Fels and Levy provide that, unless Avatar’s common stock attains a market price of $34.00 per share (the hurdle price) for 20 trading days out of 30 consecutive trading days, Messrs. Fels and Levy will not be entitled to receive the units and even if the hurdle price is obtained, Messrs. Fels and Levy would not receive the units until the expiration of their employment contracts on December 31, 2007, provided that they were still employed by Avatar on that date (except under certain limited circumstances). Avatar’s stock price was in the range of $23.00-$26.00 per share at the time that the restricted stock unit agreements were being considered. The restricted stock unit agreement with Mr. Getman provides that Mr. Getman would not receive the units unless he remains employed under his employment agreement with Avatar through December 31, 2006 (except under certain limited circumstances).

      In 2003, in order to further motivate Avatar’s executives, the Compensation Committee considered additional methods of rewarding Avatar’s executive officers. Avatar’s legal and accounting advisors, working directly with the Compensation Committee, reviewed comparisons to other public companies in the real estate and active adult community businesses, the recommendations of Avatar’s CEO and relevant accounting and federal tax considerations. Following the review, it was determined that additional cash and stock incentives based upon the achievement of specific performance based criteria were appropriate. As a result, the Compensation Committee granted earnings participation awards under the Amended and Restated 1997 Incentive and Capital Accumulation Plan and the Executive Incentive Compensation Plan to Messrs. Fels and Levy.

      Under the earnings participation awards, Messrs. Fels and Levy would be entitled to earn periodic cash payments for fiscal years 2003 through 2007 and a potential stock payment in fiscal year 2008 upon the attainment of certain levels of corporate gross profit in excess of a specified minimum amount, such minimum amount being $10 million for fiscal year 2003 and increasing 20% for each of fiscal years 2004 through 2007 for the cash award. Also, no stock bonus would be paid to Messrs. Fels and Levy unless cumulative corporate gross profit from 2003 through 2007 exceeded approximately $187 million and would not be payable under any circumstances until fiscal year 2008, although the award would accrue in 2007. See “Agreements with Jonathan Fels and Michael Levy – Cash Bonus Award Agreements.” The minimum condition was not achieved for 2003 and although it is contemplated that cash bonus payments pursuant to the award would be accrued in 2004, such awards would not be paid out until fiscal year 2005. The bonus awards were intended to align the compensation of these executives with the overall performance of the Company in that no payments would be made unless the Company achieved a minimum gross profit level. In addition, the maximum aggregate cash payments to each of Messrs. Fels and Levy under both the Harbor Islands cash bonus award (which was granted in 2000) and the new cash bonus award is $5,000,000.

CEO Compensation

      In 2003, Gerald D. Kelfer, Avatar’s CEO, was paid salary and bonus in accordance with his employment agreement and the Harbor Islands cash bonus award, which had been authorized by the Compensation Committee and ratified by the Board of Directors. The amounts paid in 2003 under the employment agreement were not discretionary or otherwise related to the financial performance of Avatar. The amounts paid in 2003 under the Harbor Islands cash bonus award were not discretionary but were related to the performance of the Harbor Islands project.

      In March 2003, the Compensation Committee authorized an amended and restated employment agreement with Mr. Kelfer, extending the term of Mr. Kelfer’s employment contract with no increase in annual salary or bonus. In 2003, the Compensation Committee also approved a new restricted stock unit agreement and an earnings participation award with Mr. Kelfer. In addition, agreements for an aggregate of 75,000 restricted stock units with hurdle prices ranging from $38.00 to $50.00 and the cancellation of Mr. Kelfer’s 225,000 stock options were also approved. The Compensation Committee considered a number of factors in authorizing these agreements with Mr. Kelfer, including the significance of Mr. Kelfer to the development and implementation of Avatar’s long term business strategy and Mr. Kelfer’s proven success in running Avatar.

      In awarding the restricted stock units, the Compensation Committee considered, among other things, that the vesting of the restricted stock units would be subject to Mr. Kelfer’s continued employment throughout the term of the employment agreement (December 31, 2008) except under limited circumstances. The restricted stock unit agreements also provide that, unless Avatar’s common stock attains a series of market prices ranging from $34.00 to a high of $50.00 per share (the hurdle prices) for 20 trading days out of 30 consecutive trading days, Mr. Kelfer will not be entitled to receive the units for which the applicable hurdle price had not been obtained. Avatar’s stock price was in the range of $23.00-$26.00 per share at the time that the new restricted stock unit agreements were being considered. In awarding the earnings participation award, the Compensation Committee considered, among other things, that no cash bonuses under the earnings participation award would be payable in a specified fiscal year unless a minimum corporate gross profit for such year exceeded a specified minimum amount, such amount being $10 million for fiscal year 2003, and increasing 20% for each of fiscal years 2004 through 2007. Also, no stock bonus under the earnings participation award would be paid to Mr. Kelfer unless cumulative corporate gross profit from 2003 through 2007 exceeded approximately $187 million and would not be payable under any circumstances until fiscal year 2008. Finally, the Compensation Committee considered the fact that the cash payments to Mr. Kelfer for awards made under the Executive Incentive Compensation Plan would not exceed $5,000,000 without additional shareholder approval.

April 7, 2004	COMPENSATION COMMITTEE

William G. Spears, Chairman Milton Dresner Martin Meyerson Kenneth T. Rosen

Report on Repricing of Options/SARs

       Under current interpretations issued by the SEC, the cancellation of out of the money stock options and the exchange of restricted stock therefor is required to be disclosed as a repricing. Therefore, Avatar presents the following information in the tabular format required by the SEC’s rules, which discloses the out of the money stock options cancelled by Avatar’s executive officers and the shares of restricted stock exchanged therefor. For financial reporting purposes, the exchange was not accounted for as a repricing.

Market
			Price			Length Of
		Number Of	Of Stock	Exercise		Original
		Securities	At	Price At		Option Term
		Underlying	Time Of	Time Of		Remaining At
		Options/SARs	Repricing	Repricing	New	Date
		Repriced Or	Or	Or	Exercise	Of Repricing Or
Name	Date	Amended	Amendment	Amendment	Price	Amendment

Gerald Kelfer, President and CEO	3/27/03	225,000	$25.30	$34.00	(1)	47 months

(1)	In exchange for the cancellation of the 225,000 options previously granted to Mr. Kelfer, as of March 27, 2003, Avatar entered into four restricted stock unit agreements with Mr. Kelfer pursuant to which he was awarded the opportunity to receive performance conditioned restricted stock units conditioned upon (i) the closing price of Avatar Common Stock being at least equal to a specified hurdle price for 20 trading days out of 30 consecutive trading days during the period beginning March 27, 2003 and ending December 31, 2008 and (ii) the continued employment of Mr. Kelfer at the time the foregoing condition is satisfied. At such time as the closing price of Avatar Common Stock is at least $38.00 for 20 trading days out of 30 consecutive trading days, Mr. Kelfer will be granted 23,700 restricted stock units; at least $42.00 for 20 trading days out of 30 consecutive trading days, Mr. Kelfer will be granted an additional 20,000 restricted stock units; at least $46.00 for 20 trading days out of 30 consecutive trading days, Mr. Kelfer will be granted an additional 15,000 restricted stock units; and at least $50.00 for 20 trading days out of 30 consecutive trading days, Mr. Kelfer will be granted an additional 16,300 restricted stock units. As of February 4, 2004, the closing price of Avatar Common Stock was at least $38.00 for 20 trading days out of 30 consecutive trading days, and 23,700 restricted stock units were granted.

     On March 27, 2003, the Compensation Committee approved the grant of restricted stock units to Mr. Kelfer in exchange for the cancellation of Mr. Kelfer’s existing stock options. The Compensation Committee considered the fact that the restricted stock unit agreements were performance conditioned, required the price of Avatar’s common stock to achieve certain levels before any award would be granted and that the lowest hurdle price was $38.00, which exceeded the $34.00 strike price of the cancelled options. In addition, even if the performance condition was met, Mr. Kelfer would have to remain employed with Avatar through December 31, 2008, except under certain limited circumstances to receive the award.

April 7, 2004	COMPENSATION COMMITTEE

William G. Spears, Chairman Milton Dresner Martin Meyerson Kenneth T. Rosen

Compensation Committee Interlocks and Insider Participation

       The members of the Compensation Committee are Messrs. Dresner, Meyerson, Rosen and Spears, none of whom are executive officers of Avatar.

Performance Graph

       The following graph provides a comparison of the cumulative total returns based on an investment of $100 after the close of the market on December 31, 1998 in Avatar’s Common Stock, The Nasdaq Market Index and the Real Estate Development and Residential Construction Indexes published by CoreData for the periods indicated, in each case assuming reinvestment of any dividends. The cumulative total returns for The Nasdaq Market Index were prepared by CoreData.

	1998	1999	2000	2001	2002	2003

Avatar Holdings Inc.	100.00	113.28	132.03	147.25	143.75	230.81
Nasdaq	100.00	176.37	110.86	88.37	61.64	92.68
Real Estate Development Index	100.00	97.82	76.94	88.54	61.54	102.71
Residential Construction Index	100.00	74.53	122.46	170.43	164.45	290.63

Certain Relationships and Related Transactions

      In connection with the underwritten public offering in 1998 of Avatar’s 7% Notes, Avatar entered into a registration rights agreement with Leon Levy, Avatar’s Chairman of the Board from January 1981 to his death on April 6, 2003. The Estate of Leon Levy is the successor to Leon Levy under the registration rights agreement.

      Jack Nash receives $100,000 per annum for serving as Avatar’s Chairman of the Board.

      Lynn Getman, wife of Named Executive Officer Dennis J. Getman, is employed as a senior officer of a subsidiary of Avatar. Ms. Getman was paid an aggregate salary and bonus of $108,958 during 2003.

2. APPOINTMENT OF AUDITORS

       Ernst & Young LLP, independent accountants, audited the financial statements of Avatar for the fiscal year ended December 31, 2003. Such audit services consisted of the firm’s examination of and report on the annual financial statements and assistance and consultation in connection with filings with the Securities and Exchange Commission and other matters.

      Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      Subject to approval by the stockholders, the Audit Committee has appointed Ernst & Young LLP, independent accountants, as auditors of Avatar for the fiscal year ending December 31, 2004. Approval by the stockholders will require the affirmative vote of a majority of the votes present at the meeting in person or by proxy and entitled to be cast. The Board of Directors recommends that the accompanying proxy be voted FOR such approval and it is intended that the proxies will be voted in such manner unless otherwise directed.

Audit Fees

       The following table sets forth the approximate amount of fees paid, or estimated to be paid, to Ernst & Young LLP for professional services during the fiscal years ended December 31, 2003 and 2002:

	2003	2002

Audit services	$400,000	$370,000

Audit-related services	73,000	20,000

Tax services	5,000	5,000

All other services	0	83,300

	$478,000	$478,300

      Audit services generally include the audit of the annual financial statements for Avatar and its consolidated subsidiaries, review of quarterly financial statements and assistance in applying financial accounting and reporting standards.

      Audit-related services generally include audits of employee benefit plans, review of cash awards under incentive compensation plans and assistance with implementation of certain procedures to comply with the Sarbanes-Oxley Act of 2002. Tax services, which are estimated, generally relate to review of the consolidated tax return. Other services represent internal audit services during a portion of the 2002 fiscal year.

      The Audit Committee adopted a policy requiring pre-approval of audit and non-audit services provided by the principal independent accountants. The Audit Committee approved all audit and non-audit services provided by Ernst & Young LLP during the 2003 fiscal year.

STOCKHOLDERS’ PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

       If a stockholder intends to present a proposal for action at the 2005 Annual Meeting and wishes to have such proposal considered for inclusion in Avatar’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of Avatar by December 24, 2004. Such proposal must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders’ proposals.

      Avatar’s By-Laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by Avatar not less than 60 days nor more than 90 days prior to the anniversary date of the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the By-Laws. If the chairman at any stockholders’ meeting determines that a stockholder proposal or director nomination was not made in accordance with the By-Laws, Avatar may disregard such proposal or nomination.

      In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2005 Annual Meeting, and the proposal fails to comply with the advance notice procedure prescribed by the By-Laws, then Avatar’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal. Proposals and nominations should be addressed to the Secretary of Avatar, Juanita I. Kerrigan, Avatar Holdings Inc., 201 Alhambra Circle, Coral Gables, Florida 33134.

SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires Avatar’s officers and directors, and any persons who own more than ten percent of Avatar’s Common Stock to file reports of initial ownership of Avatar’s Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent beneficial owners are also required to furnish Avatar with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to Avatar, or written representations from certain reporting persons that no Forms 5 were required, Avatar believes that all Section 16(a) filing requirements were complied with, except that one amended report on Form 4 reporting one transaction was not timely filed by Fred Stanton Smith following conversion of previously outstanding 7% Notes called for redemption in 2003.

ADDITIONAL INFORMATION

       All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the accompanying material will be paid by Avatar. In addition to the solicitation of proxies by mail, Avatar will request brokers and securities dealers to obtain proxies from and send proxy material to their principals. Expenses incurred in this connection will be reimbursed by Avatar. Proxies may be solicited personally, by telephone or telegraph, by the directors and officers of Avatar without additional compensation. The Board of Directors knows of no business to come before the meeting other than as stated in the Notice of Annual Meeting of Stockholders. Should any business other than that set forth in such Notice properly come before the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

By Order of the Board of Directors,

Juanita I. Kerrigan
Vice President and Secretary

Dated: April 23, 2004.

Annex A

AVATAR HOLDINGS INC

AUDIT COMMITTEE CHARTER

      This Audit Committee Charter, adopted by the Board of Directors (the “Board”) of Avatar Holdings Inc. (the “Company”) on April 13, 2004, is intended as a component of the flexible governance framework within which the Board, assisted by its committees, directs the affairs of the Company.

I. PURPOSES

      The Audit Committee (the “Committee”) shall assist the Board of Directors (the “Board”) in fulfilling its responsibility to oversee management regarding: (i) the conduct and integrity of the Company’s financial reporting to any governmental or regulatory body, the public or other users thereof; (ii) the Company’s systems of internal accounting and financial and disclosure controls; (iii) the qualifications, engagement, compensation, independence and performance of the Company’s independent auditors, their conduct of the annual audit, and their engagement for any other services; (iv) the Company’s legal and regulatory compliance; (v) the Company’s codes of ethics as established by management and the Board; and (vi) the preparation of the audit committee report required by the Securities and Exchange Commission (“SEC”) rules to be included in the Company’s annual proxy statement.

      In discharging its role, the Committee is empowered to inquire into any matter it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of the Company. The Committee has the power to retain outside counsel, independent auditors or other advisors to assist it in carrying out its activities. The Company shall provide adequate resources to support the Committee’s activities, including compensation of the Committee’s counsel, independent auditors and other advisors. The Committee shall have the sole authority to retain, compensate, direct, oversee and terminate counsel, independent auditors, and other advisors hired to assist the Committee, who shall be accountable ultimately to the Committee.

II. COMMITTEE MEMBERSHIP

      The Committee shall consist of three or more members of the Board, each of whom the Board has selected and determined to be “independent” in accordance with applicable rules of the SEC and The Nasdaq Stock Market or other primary exchange or market on which the Company’s shares of common stock are listed. All members of the Committee shall meet the financial literacy requirements of The Nasdaq Stock Market or other primary exchange or market on which the Company’s shares of common stock are listed. At least one member shall be an “audit committee financial expert” as such term is defined under applicable SEC rules, as and when required by The Nasdaq Stock Market or other primary exchange or market on which the Company’s shares of common stock are listed.

      Committee members shall continue to be members until their successors are elected and qualified or until their earlier resignation or removal. Any member may be removed by the Board, with or without cause, at any time. The Chairman of the Committee shall be appointed from among the Committee members by, and serve at the pleasure of, the Board to convene and chair meetings of the Committee, set agendas for meetings, and determine the Committee’s information needs. In the absence of the Chairman at a duly convened meeting, the Committee shall select from among its members an acting chairman for purposes of the meeting.

III. COMMITTEE MEETINGS

      The Committee shall meet at least four times per year. The Committee shall meet at least annually with the internal auditor and the independent auditor in separate executive sessions to provide the opportunity for full and frank discussion without members of senior management present.

      The Committee shall establish its own schedule and rules of procedure. Meetings of the Committee may be held telephonically. A majority of the members of the Committee shall constitute a quorum sufficient for the taking of any action by the Committee. The Committee may also take action by unanimous written consent.

IV. KEY RESPONSIBILITIES

      The Committee’s role is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Committee recognizes that Company management, the internal audit staff and the independent auditors have more time, knowledge and detailed information about the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work.

      The following responsibilities are set forth as a guide for fulfilling the Committee’s purposes, with the understanding that the Committee’s activities may diverge as appropriate given the circumstances. The Committee is authorized to carry out these activities and other actions reasonably related to the Committee’s purposes or assigned by the Board from time to time.

      The Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of one or more members of the Committee.

      To fulfill its purposes, the Committee shall:

           A. Supervise the Independent Audit

1.	appoint, evaluate, compensate, oversee the work of, and if appropriate terminate, the independent auditor, who shall report directly to the Committee;

2.	review and approve the terms of the independent auditor’s retention, engagement and scope of the annual audit, and pre-approve any audit-related and permitted non-audit services (including the fees and terms thereof) to be provided by the independent auditor (with pre-approvals disclosed as appropriate in the Company’s periodic public filings);

3.	on an annual basis, review a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1 (as modified or supplemented), actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence;

4.	review and resolve any disagreements between management and the independent auditor concerning financial reporting, or relating to any audit report or other audit, review or attest services provided by the independent auditor.

           B. Oversee Internal Audit, Internal Controls and Risk Management

5.	review and discuss with management and the independent auditor: (i) the adequacy of the Company’s internal and disclosure controls and procedures, (including computerized information system disclosure controls and security), including whether such controls and procedures are designed to provide reasonable assurance that transactions entered into by the Company are properly authorized, assets are safeguarded from unauthorized or improper use, and transactions by the Company are properly recorded and reported; (ii) any significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and (iv) related findings and recommendations of management together with the independent auditor’s attestation report;

6.	review and discuss with management and the independent auditor any significant risks or exposures and assess the steps management has taken to minimize such risks; and discuss with management and the independent auditor, and oversee the Company’s underlying policies with respect to, risk assessment and risk management;

7.	establish and oversee procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

           C. Oversee Financial Reporting

8.	review and discuss with management and the independent auditor: (i) all critical accounting policies and practices used by the Company; (ii) any significant changes in Company accounting policies; (iii) any material alternative accounting treatments within GAAP that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the accounting firm; and (iv) any accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports;

9.	inquire as to the independent auditor’s view of the accounting treatment related to significant new transactions or other significant matters or events not in the ordinary course of business;

10.	review and discuss with the independent auditor the matters required to be discussed with the independent auditor by: (i) Statement of Auditing Standards No. 61, including the auditor’s responsibility under generally accepted auditing standards, the significant accounting policies used by the Company, accounting estimates used by the Company and the process used by management in formulating them, any consultation with other accountants and any major issues discussed with management prior to its retention; (ii) Statement of Auditing Standards No. 90, including whether Company accounting principles as applied are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether or not those principles reflect common or minority practices; and (iii) Statement of Auditing Standards No. 100, including the review of the interim financial information of the Company and any material modifications that need to be made to the interim financial information for it to conform with GAAP;

11.	review and discuss with management and the independent auditor any material financial or non-financial arrangements that do not appear on the financial statements of the Company;

12.	review and discuss with the independent auditor: (i) any significant accounting adjustments that were noted or proposed by the auditors but were “passed”; (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement; and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company or any other material written communications between the accounting firm and management, such as any management letter or schedule of “unadjusted differences;”

13.	review the Company’s financial statements, including: (i) prior to public release, review and discuss with management and the independent auditor the Company’s annual and quarterly financial statements to be filed with the SEC (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any certifications regarding the financial statements or the Company’s internal accounting and financial controls and procedures and disclosure controls or procedures filed with the SEC by the Company’s senior executive and financial officers); and (ii) with respect to the independent auditor’s annual audit report and certification, before release of the annual audited financial statements, meet with the independent auditor without any management member present to discuss the adequacy of the Company’s system of internal accounting and financial controls, the appropriateness of the accounting principles used to and judgments made in the preparation of the Company’s audited financial statements, and the quality of the Company’s financial reports; (iii) meeting separately and periodically, with management, internal auditors (or other personnel responsible for the internal audit function) and the independent auditor; and (iv) recommend to the Board whether to include the audited annual financial statements in the Company’s Annual Report on Form 10-K to be filed with the SEC;

14.	at least annually, review a report by the independent auditor describing any material issues raised by the most recent internal quality-control review of the firm, or by any review, inquiry or investigation by governmental or professional authorities (including the Public Company Accounting Oversight Board), within the preceding five years, regarding one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

15.	discuss with management and the independent auditor, as appropriate, financial information and earnings guidance (including non-GAAP financial measures) provided to analysts and to rating agencies;

           D. Oversee Legal and Ethical Compliance

16.	review periodically: (i) with the General Counsel or outside legal counsel, as appropriate, legal and regulatory matters that may have a material impact on the Company’s financial statement; and (ii) with the Disclosure Committee, the scope and effectiveness of compliance policies and programs;

17.	review at least annually with management, compliance with, the adequacy of and any requests for waivers under the Company’s code(s) of business conduct and ethics (including codes that apply to all employees as well as those applicable to directors, senior officers and financial officers and the Company’s policies and procedures concerning trading in Company securities and use in trading of proprietary or confidential information); any waiver to any executive officer or director granted by the Committee shall be reported by the Committee to the Board;

18.	review and address conflicts of interest of directors and executive officers;

19.	review, discuss with management and the independent auditor, and approve any transactions or courses of dealing with related parties (e.g., including significant shareholders of the Company, directors, corporate officers or other members of senior management or their family members) that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties;

           E. Report

20.	oversee the preparation and approve all reports required by the Committee, including the report for inclusion in the Company’s annual proxy statement, stating whether the Committee: (i) has reviewed and discussed the audited financial statements with management; (ii) has discussed with the independent auditors the matters required to be discussed by SAS No. 61, as amended; (iii) has received the written disclosure and letter from the independent auditors (describing their relationships with the Company) and has discussed with them their independence; and (iv) based on the review and discussions referred to above, the members of the Committee recommended to the Board that the audited financials be included in the Company’s Annual Report on Form 10-K for filing with the SEC;

21.	review and reassess the adequacy of this Charter, and recommend to the Board amendments as the Committee deems appropriate; and

22.	report regularly to the Board on Committee findings and recommendations (including on any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditors or the performance of the internal audit function) and any other matters the Committee deems appropriate or the Board requests, and maintain minutes or other records of Committee meetings and activities.

Notice of 2004 Annual Meeting and Proxy Statement

AVATAR HOLDINGS INC.

PROXY

AVATAR HOLDINGS INC.

201 Alhambra Circle
Coral Gables, Florida 33134

This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints Gerald D. Kelfer and Juanita I. Kerrigan as Proxies, each with the power to appoint his or her substitute; and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of Avatar Holdings Inc. held of record by the undersigned at the close of business on April 2, 2004 at the Annual Meeting of Stockholders to be held on May 25, 2004, or any adjournment or adjournments thereof.

    If any other business may properly come before the meeting, or if cumulative voting is required, the proxies are authorized to vote in their discretion, provided that they will not vote in the election of directors for any nominee(s) for whom authority to vote has been withheld.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(continued on next page)

Δ   FOLD AND DETACH HERE   Δ

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1 and 2.	Please mark your votes as indicated in this example	☒

Item 1 – ELECTION OF TEN DIRECTORS Nominees: E.A. Brea, M. Dresner, G.D. Kelfer, M. Meyerson, J. Nash, K.T. Rosen, J.M. Simon, F.S. Smith, W.G. Spears, B.A. Stewart	FOR all nominees listed at left (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees listed.

	☐	☐

(Instruction: To withhold authority to vote for any individual nominee write that nominee’s name in the space provided below.)

(Instruction: To cumulate votes as to a particular nominee(s) as explained in the Proxy Statement, indicate the name(s) and the number of votes to be given to such nominee(s) in the space provided below.)

Item 2 – APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP, INDEPENDENT ACCOUNTANTS, AS AUDITORS OF AVATAR HOLDINGS INC. FOR 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Item 3 – In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE CHECK IF YOU PLAN TO ATTEND THE ANNUAL STOCKHOLDERS MEETING		☐

Signature                                                                         Signature                                                                         Date

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Δ   FOLD AND DETACH HERE   Δ